February 10, 2009

Member Announcement

Timing of Fourth Quarter 2008 Dividend Announcement and
Change in Capital Plan Cancellation Fee

Timing of Fourth Quarter 2008 Dividend Announcement
The FHLB Des Moines typically announces its quarterly dividend approximately 45 days after quarter-end except in the case of the fourth quarter.  In the case of the fourth quarter dividend, the announcement follows completion of the Bank’s year-end audit.  Consequently, you should expect the dividend announcement for the fourth quarter 2008 to be made sometime during the month of March 2009, which is when the Bank expects to file its 2008 Annual Report on Form 10-K with the SEC. At this time, the Board of Directors of the Bank has not decided what level of dividend, if any, to pay for the fourth quarter.

Capital Plan Cancellation Fee
Under Section 4.1.2 of the Bank’s Capital Plan, a member is required to pay a Cancellation Fee if it rescinds a redemption of capital stock or membership withdrawal notice. The Cancellation Fee can vary between zero percent and the percentages listed in Section 4.1.2, at the discretion of the Bank’s Board of Directors.

Effective March 3, 2009, the fees listed in Section 4.1.2 will be assessed if a member rescinds a redemption or withdrawal notice. Since May 14, 2007, the Cancellation Fee has been set at zero percent. The reinstatement of the Cancellation Fee is consistent with the Bank’s previously communicated decision to temporarily stop the automatic repurchase of excess capital stock by the Bank as a means of preserving capital. Any fee reinstatement will apply to all previously submitted notices and any future notices of redemption or withdrawal. The Board retains the right to change the Cancellation Fee in the future.

If you have any questions on these announcements, please contact your calling officer, Mike Wilson, chief business officer at 515-281-1012, or Steve Schuler, chief financial officer at 515-281-1004.